Exhibit 99.1

NEWS RELEASE	te.com

Sam Eldessouky appointed to TE Connectivity Board of Directors

GALWAY, Ireland – Oct. 4, 2024 – The board of directors of TE Connectivity plc (NYSE: TEL), a world leader in connectivity and sensors, has appointed Sam Eldessouky, executive vice president and chief financial officer of Bausch + Lomb Corporation to the board, effective Oct. 4, 2024.

"We are very pleased to have Sam join as a new director to TE's board," said TE Connectivity Chairman John Davidson. "He brings a range of valuable expertise to the board, including accounting and financial leadership at public companies."

Eldessouky has served in his current role at Bausch + Lomb Corporation, a global company that develops, manufactures and markets a range of products, primarily in the areas of eye health, since January 2022. Prior to that, he was the executive vice president and chief financial officer of Bausch Health Companies from 2021 to 2022 and controller and chief accounting officer from 2016 to 2021, responsible for overseeing the global controllership functions, including financial reporting, regional finance and global policies.

Previously, Eldessouky spent more than 12 years at Tyco International plc, most recently having served as senior vice president, controller and chief accounting officer from 2012 to 2016. Prior to that, he spent 10 years at PwC, where he held several roles of increasing responsibility and served in PwC’s National Office, providing technical accounting guidance on complex accounting matters. Eldessouky holds a Bachelor of Science in accountancy from Ain Shams University and a master’s degree in accounting and finance from the University of Liverpool. He is a certified public accountant (inactive) and chartered global management accountant.

About TE Connectivity

TE Connectivity plc (NYSE: TEL) is a global industrial technology leader creating a safer, sustainable, productive, and connected future. Our broad range of connectivity and sensor solutions enable the distribution of power, signal and data to advance next-generation transportation, renewable energy, automated factories, data centers, medical technology and more. With more than 85,000 employees, including 8,000 engineers, working alongside customers in approximately 140 countries, TE ensures that EVERY CONNECTION COUNTS. Learn more at www.te.com and on LinkedIn, Facebook, WeChat, Instagram and X (formerly Twitter).

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Contacts:	Media Relations: Eric Mangan TE Connectivity 908-783-6629 Media@te.com	Investor Relations: Sujal Shah TE Connectivity 610-893-9790 Sujal.Shah@te.com